Exhibit 4.2

The sixth amendment to the Interconnection Agreement between PT Telekomunikasi Seluler (“Telkomsel”) and PT Indosat Tbk (“Indosat”) as stipulated in the Cooperation Agreement for Interconnection between Indosat and Telkomsel on Interconnection between Telkomsel’s Cellular Mobile Network and Indosat’s Fixed Local Telecommunication Network, No. Telkomsel: Amd.684/LG.05/PD-00/V/2012—No. Indosat: 06/C00-C0HA/LGL/2012 dated May 28, 2012.

The Parties:

1.	PT Telkomsel; and

2.	PT Indosat Tbk

Scope of The Amendment:

The sixth amendment was made to implement the Indonesian Telecommunication Regulatory Authority (“BRTI”) letter No.262/BRTI/XII/2011 dated December 12, 2011 (“BRTI Letter”) regarding the change of SMS fee from a sender-keeps-all scheme to a cost-based scheme which was implemented on June 1, 2012. There were amendments to this sixth amendment as follows:

1.	Billing;

2.	SMS Interconnection Tariff;

3.	Technical Data;

4.	Call Scenario and Routing;

5.	Finance Settlement;

6.	Clearing Data Exchange Format; and

7.	Volume Compare Format.

Period of Amendment:

This sixth amendment became effective on June 1, 2012 and has the same expiration date as the Cooperation Agreement.

SMS Interconnection Tariff:

No	Type of Service	Tariff (IDR/SMS)
1.	SMS	23

The latest addendum to the Interconnection Agreement between Telkomsel and Indosat as stipulated in the Cooperation Agreement for Interconnection between Indosat and Telkomsel on Interconnection between Telkomsel’s Cellular Mobile Network and Indosat’s Fixed Local Telecommunication Network, as set forth in the mutual office minutes, No. Telkomsel : 005/IC.01/MO-01/III/2013 – No. Indosat : 004/C00-C0H/LGL/2013 dated March 8, 2013.

The Parties:

1.	PT Telkomsel; and

2.	PT Indosat Tbk

Scope of the Mutual Office Minutes:

The use of managed services SMS hubber by Telkomsel where Telkomsel will connect the GSMSC/STP Telkomsel through managed services SMS hubber to GSMSC/STP Indosat.

Period of Mutual Office Minutes:

These mutual office minutes are effective from March 8, 2013 until March 7, 2014.